Exhibit 10.1

CST BRANDS, INC.

EXCESS SAVINGS PLAN

October 1, 2013

Exhibit 10.1

CST BRANDS, INC.

EXCESS SAVINGS PLAN

i

Exhibit 10.1

CST BRANDS, INC.

EXCESS SAVINGS PLAN

The CST Brands, Inc. Excess Savings Plan (the “Plan” or the “Excess Savings Plan”) is established effective October 1, 2013 for the purpose of providing certain benefits to those employees of CST Brands, Inc. and its participating subsidiaries (collectively “CST”) whose Annual Additions under the CST Brands, Inc. Savings Plan (“Savings Plan”) are subject to the limitations on such Annual Additions as provided under §415 of the Internal Revenue Code of 1986, as amended (the “Code”), or are otherwise constrained by Code section 401(a)(17), which limits the amount of an employee's annual compensation which may be taken into account under the Savings Plan.
The Excess Savings Plan is comprised of two separate components: (1) an “excess benefit plan” as defined under Section 3(36) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), and (2) a plan which is unfunded and maintained primarily for the purpose of providing benefits to a select group of management or highly compensated employees. Each component of the Excess Savings Plan shall consist of a separate plan for purposes of Title I of ERISA. The Excess Savings Plan is not intended to constitute either a qualified plan under the provisions of Code section 401 or a funded plan subject to ERISA.

Exhibit 10.1

SECTION 1. DEFINITIONS.

All defined terms used in the Savings Plan shall have the same meanings for purposes of the Excess Savings Plan except as set forth below.

1.1
“Annual Addition” shall mean the total amount that would have constituted “Annual Additions” as defined in paragraph (2) of Code section 415(c), if such additions had not been limited pursuant to Code section 415(c)(1), and as described in the relevant provisions of the Savings Plan.

1.2
“Annual Addition Limitation” shall mean the limitation on Annual Additions to a Participant's Savings Plan Account, as provided in Code section 415(c)(1) and as described in the relevant provisions of the Savings Plan.

1.3    “Annual Benefit Salary” shall mean that amount determined to be a Participant's “Compensation”, as that term is defined in the Savings Plan expressed in annual terms, and as if the Compensation Limit did not apply under the Savings Plan.

1.4    “Beneficiary” shall mean the Participant's beneficiary as designated by the Participant to receive the Participant's benefits hereunder in the event of the Participant's death.

1.5    “Change in Control” means the occurrence of one or more of the following events:

(a)
Change in Ownership of the Corporation. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

(b)	Change in Effective Control of the Corporation. Either of the following:

(1)
The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of stock of the Corporation comprising thirty percent (30%) or more of the total voting power of the stock of the Corporation; or

(2)
The replacement, during any 12-month period, of a majority of the members of the Board of Directors with directors whose appointment or election is not endorsed by the majority of the members of the Board of Directors before the date of such appointment or election.

(c)
Change in Ownership of a Substantial Portion of the Corporation's Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), during the 12 month period ending on the date of the most recent acquisition by such person or persons, of assets of the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Exhibit 10.1

The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A and the regulations and additional guidance thereunder.

1.6	“Code” shall mean the Internal Revenue Code of 1986, and the regulations issued thereunder, as amended from time to time.

1.7    “Committee” shall mean the CST Brands, Inc. Benefit Plans Administrative Committee.

1.8
“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account by the Savings Plan for any Plan Year, as provided in Code §401(a)(17) and as described in the relevant provisions of the Savings Plan.

1.9    “Considered Compensation” shall have the same meaning as provided for under the Savings Plan.

1.10    “Corporation” shall mean CST Brands, Inc. or any successor by merger, purchase or otherwise.

1.11    “Effective Date” shall mean October 1, 2013.

1.12    “Employee” shall mean any individual who is currently employed by an Employer.

1.13	“Employer” shall mean the Corporation or any subsidiary or affiliate of the Corporation designated by the Committee as being eligible to participate in the Excess Savings Plan.

1.14	“Excess Savings Plan” or “Plan” shall mean the CST Brands, Inc. Excess Savings Plan, as described herein and as hereafter amended.

1.15	“Participant” shall mean an eligible Employee who has become a Participant in the Excess Savings Plan as provided in Sections 2.2 or 3.2 herein.

1.16	“Plan Year” shall mean the calendar year, except that the first Plan Year of the Excess Savings Plan shall commence on the Effective Date and end on the following December 31.

1.17	“Safe Harbor Matching Contributions” shall mean Safe Harbor Matching Contributions provided for under the Savings Plan.

1.18
“Salary Deferral Contribution Percentage” shall mean the whole percentage of the Participant's Annual Benefit Salary which such Participant has elected to contribute to the Savings Plan as his Salary Deferral Contribution under the relevant provisions of the Savings Plan.

1.19	“Separation from Service” shall mean a separation from service within the meaning of Code section 409A.

1.20	“Savings Plan” shall mean the CST Brands, Inc. Savings Plan, as it may be amended from time to time, and any successor plan.

Exhibit 10.1

SECTION 2. PARTICIPATION - §415(c) BENEFIT PLAN.

2.1    Conditions of Eligibility.

(a)
Except as otherwise provided herein, every Employee shall become eligible to participate in the §415(c) benefit plan component of the Excess Savings Plan on the later of becoming eligible to participate in the Savings Plan or the effective date of the Excess Savings Plan.

(b)
Notwithstanding paragraph (a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(c) benefit plan component of the Excess Savings Plan unless otherwise negotiated and provided for in the collective bargaining agreement.

2.2    Participation.
Each eligible Employee actively participating in the Savings Plan whose Annual Additions for the Plan Year exceed the Annual Addition Limitation, shall automatically become a Participant in the §415(c) benefit plan component of the Excess Savings Plan once it is determined the Employee has exceeded the Annual Addition Limitation.
SECTION 3. PARTICIPATION - §401(a)(17) BENEFIT PLAN.
3.1    Conditions of Eligibility.

(a)
Except as otherwise provided herein, every Employee whose Annual Benefit Salary exceeds the Compensation Limit shall become eligible to participate in the §401(a)(17) benefit plan component of the Excess Savings Plan on becoming eligible to participate in the Savings Plan.

(b)
Notwithstanding Section 3.1(a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Excess Savings Plan unless otherwise negotiated and provided for in the collective bargaining agreement.

3.2    Participation.
Each eligible Employee actively participating in the Savings Plan shall automatically become a Participant in the §401(a)(17) benefit plan component of the Excess Savings Plan once it is determined the Employee's Annual Benefit Salary exceeds the Compensation Limit for the Plan Year.

SECTION 4. BENEFITS.
A separate bookkeeping account shall be established hereunder for each Participant. Such bookkeeping account shall be credited for each applicable Plan Year with an employer matching contribution amount equal to four percent (4%) of the Participant's Annual Benefit Salary to the extent it would be Considered Compensation under the Savings Plan for purposes of Safe Harbor Matching Contributions made thereunder as if the Annual Addition Limitation and the Compensation Limit did not apply for the particular Plan Year, less the amount of Safe Harbor Matching Contributions made to the Participant's Savings Plan account for such Plan Year. Such employer matching contribution amount shall be credited to the Participant's bookkeeping account at such time(s) as may be determined by the Committee. It is the intent of the Excess Savings Plan that, together with the Safe Harbor Matching Contributions under the Savings Plan, each Participant receive total matching contributions for the year equal to four percent (4%) of Annual Benefit

Exhibit 10.1

Salary to the extent it would be Considered Compensation under the Savings Plan for purposes of Safe Harbor Matching Contributions made thereunder as if the Annual Addition Limitation and the Compensation Limit did not apply under the Savings Plan for such Plan Year.
Notwithstanding any other provision of this Excess Savings Plan, a Participant's action or inaction under the Savings Plan with respect to the Participant's Salary Deferral Contribution Percentage relating to pre-tax elective deferrals under the Savings Plan, including any adjustment to such percentage, shall not result in an increase in the amount credited under this Excess Savings Plan and all other nonqualified deferred compensation plans in which the Participant participates in any taxable year in excess of the limit with respect to elective deferrals under Code section 402(g)(1)(A), (B) and (C) in effect for the taxable year in which such action or inaction occurs. Furthermore, notwithstanding any provision of this Excess Savings Plan, a Participant's action or inaction under the Savings Plan with respect to the Participant's Salary Deferral Contribution Percentage that affects the amount credited under this Excess Savings Plan (or any other nonqualified deferred compensation plan) as matching contributions or other similar amounts contingent on such Participant contributions, shall not result in such matching or contingent amounts exceeding 100 percent of the matching or contingent amounts that would be provided under the Savings Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code. The provisions of Treasury Regulation §1.409A-2(a)(9) and (10) are hereby incorporated in this Excess Savings Plan by reference.

SECTION 5. ADDITONAL PROVISIONS.
5.1    Crediting of Earnings.

(a)
A Participant's Excess Savings Plan Account shall be credited with an amount equal to an interest rate of prime plus one (1) percent. The prime rate used during each Plan Year shall be the rate as reported by the Wall Street Journal as of January 1 of such Plan Year. Earnings are calculated and credited to a Participant's Excess Savings Plan Account at such time(s) during the year as may be determined by the Committee.

(b)
The investment crediting under this Section 5.1 shall be solely for the purpose of determining earnings on a Participant's Excess Savings Plan Account, and under no circumstances will any Participant have any ownership interest in any asset by reason of his/her participation in this Excess Savings Plan.

5.2    Vesting.
A Participant shall be one hundred percent vested in all amounts credited to his Excess Savings Plan Accounts.
5.3    Benefits Payable Upon Separation from Service.
A Participant shall be entitled to the entire value of his Excess Savings Plan Account upon his Separation from Service.
5.4    Benefits Payable Upon Death.
In the event of a Participant's death, the Beneficiary of the Participant shall be entitled to the entire value of the Participant's Excess Savings Plan Account.
5.5    Form of Benefit Payments.
The benefits accumulated under the Excess Savings Plan for a Participant (or in the event of his death, his Beneficiary) shall be paid only in a single, lump sum cash amount (by check).

Exhibit 10.1

5.6    Time of Benefit Payments.
Benefit payments hereunder shall be made as soon as administratively practical following the applicable distribution event (i.e., Separation from Service or death) and, in any event within 90 days thereof.
5.7    Delay of Payments for Specified Employees.
Notwithstanding any other provision of this Plan, in the event that a Participant is a “specified employee” within the meaning of Code section 409A and the regulations promulgated thereunder, any distribution upon such Participant's Separation from Service shall be delayed for six months from the date of such Separation from Service (except to the extent that the payment of such benefit is not subject to Code section 409A, or is subject to an exception to such delay in payment). The provisions of this Section 5.7 shall not apply (a) with respect to any benefit that becomes payable for reasons other than Separation from Service, or (b) if, at the time of such Participant's Separation from Service, no stock of the Corporation is publicly traded on an established securities market or otherwise.
5.8    Forfeiture of Benefit.
Notwithstanding anything contained in this Excess Savings Plan to the contrary, if a Participant who is receiving or may be entitled to receive a benefit hereunder is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Employer (as determined by the Committee in its discretion), payments thereafter payable hereunder to such Participant or such Participant's Beneficiary will, at the discretion of the Employer, be forfeited and the Employer will have no further obligation hereunder to such Participant or to such Participant's Beneficiary.

SECTION 6. EMPLOYER CONTRIBUTIONS.

6.1
The Excess Savings Plan is completely separate from and not a part of the Savings Plan, or any other plan of the Employer. The benefits payable under the Excess Savings Plan are unfunded and the Participants (and their Beneficiaries) shall be general creditors of the Employer with the respect to any payment due pursuant to the Excess Savings Plan.

6.2    No contributions shall be required of any Participant or any Employer.

SECTION 7. ADMINISTRATION.
7.1    Committee.
The Plan will be administered by the Committee.
7.2    Powers of the Committee.
The Committee will have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a)	to make rules and regulations for the administration of this Plan;

(b)	to construe all terms, provisions, conditions and limitations of this Plan;

Exhibit 10.1

(c)	to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;

(d)	to determine all controversies relating to the administration of this Plan, including but not limited to:

(1)
differences of opinion arising between an Employer and a Participant, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change in Control, in which event it shall be decided only pursuant to arbitration as set forth in Section 8.5, and

(2)	any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all interested parties; and

(3)
to delegate powers of investment and administration, as well as those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.

7.3    Committee Discretion.
The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and shall not be subject to de novo review.
7.4    Reliance Upon Information.
The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Corporation, the Corporation's legal counsel, the Plan's actuary, the Corporation's independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.
7.5    Binding Arbitration.
Any claims relating to or arising out of this Plan of any nature whatsoever shall be submitted to, and settled by, mandatory and final arbitration in accordance with the provisions of the CST Brands, Inc. Dialogue dispute resolution program.

SECTION 8. AMENDMENT AND TERMINATION.
8.1    Amendment and Termination.
The Corporation reserves the right, in its sole discretion, to terminate, suspend or amend the Excess Savings Plan, at any time and from time to time, in whole or in part for whatever reason it may deem appropriate. However, no such termination, suspension or amendment of the Excess Savings Plan shall alter, impair or void any Participant's (or Beneficiary's) right with respect to a benefit accrued under the Excess Savings Plan as of the date of such termination, suspension or amendment except such benefits as are voluntarily forfeited by a Participant. However, except as provided in Section 9.1, no termination, suspension or amendment of the Excess Savings Plan shall result in the acceleration of the payment of any benefit hereunder, and distributions to a Participant shall be subject to the applicable distribution provisions hereof. In the event of a partial termination of the Excess

Exhibit 10.1

Savings Plan, the provisions of this Section 8.1 shall be applicable to the Participants affected by such partial termination.

SECTION 9. CHANGE IN CONTROL.
9.1    Effect of Change in Control.
In the event of a Change in Control, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by CST which must be aggregated with the Plan under Code section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.

Exhibit 10.1

SECTION 10. MISCELLANEOUS.
10.1    No Employment Rights.
Nothing contained in the Excess Savings Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to be continued in the employment of the Employer or as a limitation of the right of the Employer to discharge any Employee, with or without cause.
10.2    Assignment.
To the maximum extent permitted by law, no benefit under the Excess Savings Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims of creditors, pledge, attachment or encumbrances of any kind. Provided however, this provision shall not effect the right of the Committee, upon the determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of the Participant is a “Qualified Domestic Relations Order” within the meaning of Code section 414(p), to distribute or establish a separate subaccount of all or any portion of a Participant's benefits under the Excess Savings Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Excess Savings Plan.
10.3    Withholding Taxes.
The Employer shall have the right to deduct from all payments made under the Excess Savings Plan any federal, state or local taxes required by law to be withheld with respect to such payments. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Employer or any Employer, whether or not the Employer or any Employer shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Corporation, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Code section 4999, (ii) based upon a theory that any additional or excise tax is required under Code section 409A, or (iii) based upon any theory of “constructive receipt” of any lump sum or other amount hereunder.
10.4    Rules and Regulations.
The Committee may adopt rules and regulations to assist in the administration of the Excess Savings Plan.
10.5    Administration and Interpretation Consistent With Code Section 409A.
The Plan, as amended and restated, is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed, interpreted and administered consistent with such intent.
10.6    Law Applicable.
The Excess Savings Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.

Exhibit 10.1

IN WITNESS WHEREOF, the Corporation has executed this Excess Savings Plan effective as of October 1, 2013.

CST BRANDS, INC.

By:    /s/ Kimberly S. Bowers
Kimberly S. Bowers
Chief Executive Officer, President and Director